Exhibit 5.1

Holme Roberts & Owen LLP
1700 Lincoln Street
Suite 4100
Denver, CO 80203

July 2, 1999

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Form S-8 Registration Statement for Adolph Coors Company Coors Stock Unit
Plan


Dear Sir or Madam:

Holme Roberts & Owen LLP has acted as counsel to Adolph Coors Company (the "Company") in connection with the preparation and filing of its registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering an additional 4,000 shares of its Class B Common Stock and an additional 4,000 Coors Stock Units, which may be acquired through participation in the Adolph Coors Company Coors Stock Unit Plan (the "Plan") ("this Form S-8").

As special counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Class B Common Stock and the Coors Stock Units, when sold and delivered by the Company pursuant to the Plan, as described in this Form S-8, will be legally issued, fully paid, and non-assessable.

We consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to this Form S-8. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

We do not express an opinion on any matters other that those expressly set forth in this letter.

Very truly yours,


HOLME ROBERTS & OWEN LLP


By: /s/ Thomas A. Richardson
    Thomas A. Richardson